As filed with the Securities and Exchange Commission on April 2, 1996
================================================================================
                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        --------------------------------

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     and Post-Effective Amendment No. 1 to
                      Registration Statement No. 33-49885

                        --------------------------------

                        STATE STREET BOSTON CORPORATION
             (Exact name of registrant as specified in its charter)

                                 MASSACHUSETTS
         (State or other jurisdiction of incorporation or organization)

                                   04-2456637
                      (I.R.S. Employer Identification No.)

        225 Franklin Street, Boston, Massachusetts 02110, (617) 786-3000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                _______________

                              JOHN R. TOWERS, ESQ.
                   Senior Vice President and General Counsel
                              225 Franklin Street
                          Boston, Massachusetts  02110
                                 (617) 786-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
             Champe A. Fisher, Esq.          Mark J. Welshimer, Esq.
             Ropes & Gray                      Sullivan & Cromwell
             One International Place            125 Broad Street
             Boston, Massachusetts  02110    New York, New York  10004
             (617) 951-7000                      (212) 558-4000

        Approximate date of commencement of proposed sale to the public:

 From time to time or at one time after the effectiveness of the Registration Statement.

  If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [_]    _______

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.      [_]   _____

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
  Title of Each Class of                              Proposed            Proposed
     Securities to be          Amount to be       Maximum Offering        Maximum             Amount of
        Registered          Registered(1)(2)(3)  Price Per Unit (4)      Aggregate       Registration Fee(3)
                                                                     Offering Price (4)
=============================================================================================================
Debt Securities and            $350,000,000                    100%       $350,000,000        $120,689.65
 Preferred Stock (no par
 value)(5)
=============================================================================================================

(1) Or, if any Debt Securities are issued with a principal amount denominated in a foreign currency, such principal amount as shall not exceed an aggregate initial offering price of, together with that of the Preferred Stock, if any, $350,000,000.
(2) Or, if any Debt Securities are issued at original discount, such greater principal amount as shall not exceed an aggregate initial offering price of, together with that of the Preferred Stock, if any, $350,000,000.
(3) Pursuant to Rule 429 under the Securities Act of 1933, $150,000,000 of debt securities are being carried forward from Registration Statement
     No. 33-49885 for inclusion in the Prospectus filed herewith. A registration fee of $46,875 has been paid with respect to such debt securities.
(4) Estimated solely for the purposes of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933.
(5) In no event will the aggregate initial offering price of the Preferred Stock and Debt Securities exceed $350,000,000.

                      ------------------------------------

  This Registration Statement, which is a new Registration Statement, also constitutes Post-effective Amendment No. 1 to Registration Statement No. 33-49885, which was declared effective on September 15, 1993. Such Post-effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933. Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus filed as part of this Registration Statement also constitutes a Prospectus for Registration Statement No. 33-49885; the $150,000,000 of debt securities remaining unsold from Registration Statement
No. 33-49885 will be combined with the $350,000,000 aggregate amount of Debt Securities and Preferred Stock to be registered pursuant to this Registration Statement to enable State Street Boston Corporation to offer an aggregate amount of $500,000,000 of any combination of its Debt Securities and Preferred Stock pursuant to the combined Prospectus.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, Dated April 2, 1996

                        State Street Boston Corporation
                                Debt Securities
                                Preferred Stock

                                _______________


     State Street Boston Corporation ("State Street") may offer and sell from time to time in one or more series its unsecured debt securities (the "Debt Securities") and/or shares of its Preferred Stock, no par value (the "Preferred Stock" and, together with the Debt Securities, the "Securities"), on terms to be determined at the time or times of sale. The Debt Securities and Preferred Stock will have an aggregate initial offering price not to exceed $500,000,000 or the equivalent thereof in one or more foreign currencies. The Securities may be offered as separate series in amounts, at prices, and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (the "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered, such as, where applicable (i) in the case of Debt Securities, the specific designation, aggregate principal amount, denominations, maturity, premium, if any, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of State Street or the holder, if any, terms for sinking or purchase fund payments, if any, currency or currencies of denomination and payment, if other than U.S. dollars, the securities exchanges on which the Debt Securities are to be listed, if any, and any other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, as well as the initial public offering price, and the principal amounts, if any, to be purchased by underwriters and (ii) in the case of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, any dividend, liquidation, redemption, voting and other rights, the terms for conversion into other preferred stock or for exchange for Debt Securities, the securities exchanges on which such Preferred Stock is to be listed, if any, the initial public offering price, and the number of shares, if any, to be purchased by underwriters, will be as set forth in the accompanying Prospectus Supplement (the "Offered Securities"). The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement. All or a portion of the Debt Securities may be issued in permanent global form.

     The Debt Securities may be unsubordinated (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities"). The Senior Debt Securities, when issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of State Street, and the Subordinated Debt Securities, when issued, will be subordinated as described under "Description of Debt Securities -- Subordination of Subordinated Debt Securities." Payment of the principal of the Subordinated Debt Securities may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of State Street. There is otherwise no right of acceleration in the case of a default in the performance of any covenant of State Street related to the Subordinated Debt Securities, including the payment of principal and interest. See "Description of Debt Securities -- Events of Default -- The Subordinated Indenture." In addition, unless otherwise indicated in the Prospectus Supplement pursuant to which any Offered Securities are offered, such Offered Securities and the covenants contained in the indentures pursuant to which such Offered Securities are issued will not protect holders in the event of a sudden decline in the creditworthiness of State Street that might result from a recapitalization, restructuring or other highly leveraged transaction. See "Description of Debt Securities -- General."

     The Securities may be sold directly by State Street, through agents of State Street designated from time to time, through underwriters or dealers, or through a combination of such methods. If any agents, underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions or discounts will be set forth in the Prospectus Supplement with respect to such Offered Securities. The Prospectus Supplement will also set forth the net proceeds to State Street from the sale of the Offered Securities. Any agents, underwriters or dealers participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" for possible indemnification arrangements for agents, underwriters and dealers.

                                _______________

     THE SECURITIES WILL BE UNSECURED OBLIGATIONS OF STATE STREET AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF STATE STREET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                _______________


     This Prospectus may not be used to consummate the sale of Securities unless accompanied by a Prospectus Supplement.

                                _______________


                   The date of this Prospectus is _________.

     No person has been authorized to give any information or to make any representation other than those contained in this Prospectus and any accompanying Prospectus Supplement in connection with the offering described herein and therein, and, if given or made, such other information or representation must not be relied upon as having been authorized by State Street or by any underwriter, dealer or agent. Neither this Prospectus nor any Prospectus Supplement shall constitute an offer to sell or a solicitation of an offer to buy any securities offered hereunder in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation or sale in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder implies that there has been no change in the affairs of State Street at any time subsequent to the date hereof or thereof or that the information herein or therein is correct as of any time subsequent to the date hereof or thereof.

                             AVAILABLE INFORMATION

     State Street is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission:
7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, upon which exchange State Street's common stock, par value $1.00 per share (the "Common Stock"), is listed.

     State Street has filed with the Commission a registration statement on Form S-3 with respect to the Securities (which, together with all amendments and exhibits, is herein referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by State Street with the Commission (File No.0-5108) are incorporated by reference in this Prospectus:

     1. State Street's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     All documents filed by State Street pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     State Street will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to State Street Boston Corporation, 225 Franklin Street, Boston, Massachusetts 02110, Attention: Marketing Services, telephone: (617) 654-3383.

                        STATE STREET BOSTON CORPORATION

     State Street is a bank holding company organized under the laws of The Commonwealth of Massachusetts.

     State Street was organized in 1970 and conducts its business principally through its subsidiary, State Street Bank and Trust Company ("State Street Bank"), which traces its beginnings to the founding of the Union Bank in 1792. The charter under which State Street Bank now operates was authorized by a special act of the Massachusetts Legislature in 1891, and its present name was adopted in 1960.

     State Street is the fifth largest provider of trust services in the United States as ranked on the basis of 1994 fiduciary compensation. State Street had $2.3 trillion of assets under custody, $283 billion of bonds under trusteeship, and $226 billion of assets under management at year-end 1995. Ranked on the basis of total assets as of September 30, 1995, State Street is the 33rd largest bank holding company in the United States. State Street's total assets were $25.8 billion at December 31, 1995, of which $18.6 billion, or 72%, were investment securities and money market assets and $3.9 billion, or 15%, were loans.

     Services are provided from offices in the United States, as well as from offices in Canada, Grand Cayman, Netherlands Antilles, the United Kingdom, France, Belgium, Luxembourg, Denmark, Germany, United Arab Emirates, Hong Kong, Taiwan, Japan, Australia, and New Zealand.

                          BUSINESS OF THE CORPORATION

     State Street has three lines of business: financial asset services, investment management and commercial lending. In 1995, 65% of net income came from financial asset services, 24% came from commercial lending and 16% came from investment management. Corporate items reduced net income by 5%.

Financial Asset Services

     Financial asset services are primarily accounting, custody and other services for large pools of assets such as mutual funds and pension plans, both defined benefit and defined contribution, and corporate trusteeship. A broad array of other services is provided, including information services and recordkeeping. Also provided are banking functions of accepting deposits, managing global cash, making loans and trading foreign exchange.

     With $1 trillion of mutual fund assets under custody, State Street is the leading mutual fund custodian in the United States, servicing 41% of the registered funds. State Street began providing mutual fund services in 1924 and servicing pension assets in 1974. Customers who sponsor the 2,842 U. S. mutual funds that State Street services include investment companies, broker/dealers, insurance companies and others. In addition, State Street services 242 offshore mutual funds and collective investment funds in other countries.

     State Street offers a full array of mutual fund services, including custody, portfolio and general ledger accounting, pricing, fund administration and information services. Shareholder accounting is provided through a 50%- owned affiliate.

     Servicing $927 billion of pension and other tax-exempt assets for North American customers, State Street is ranked as the largest servicer of tax-exempt assets for corporations and public funds in the United States and the largest global custodian for U. S. pension assets. Services include portfolio accounting, securities custody, securities lending, and other related services for retirement and other financial assets of benefit pension plans, unions, endowments, foundations and nuclear decommissioning trusts. In addition, State Street provides global and domestic custody-related services for $115 billion in assets for customers outside North America.

     State Street acts as participant recordkeeper, securities custodian and trustee for defined contribution plans, such as 401(k) plans and ESOPs, and issues checks for employee benefit distributions. Corporate trust services for asset-backed securities, corporate securities, leveraged leases and municipal securities are provided to investment banks, corporations, municipalities and government agencies from four offices in the United States. At December 31, 1995, bonds under trusteeship totaled $283 billion.

     State Street provides foreign exchange trading and global cash management services to financial institutions and corporations. Funds are gathered in the form of domestic and foreign deposits, federal funds and securities sold under repurchase agreements from local, national and international sources. Trading and arbitrage operations are conducted with government securities, futures and options. Municipal dealer activities include underwriting, trading and distribution of general obligation tax-exempt bonds and notes. Treasury centers are located in Boston, London, Hong Kong, Sydney, Munich and Luxembourg. State Street also provides corporate finance services, including private placement of debt and equity, acquisitions and divestitures and project finance.

Investment Management

     State Street was a pioneer in the development of domestic and international index funds through State Street Global Advisors ("SSgA"), a division of State Street Bank. The products now provided by SSgA include enhanced index and fully active equity strategies, short-term investment funds and fixed income products. These products are sold and managed both domestically and from locations outside the United States. State Street is ranked as the largest manager of internationally-indexed assets and as the second largest manager of tax-exempt money in the United States. State Street is a leading New England trustee and money manager for individuals, and provides planned gift management service for non-profit organizations throughout the United States. At December 31, 1995, institutional and personal trust assets under management totaled $226 billion.

Commercial Lending

     State Street provides corporate banking, specialized lending and international banking to businesses and financial institutions. One-third of the loan portfolio supports the short-term needs of financial asset services customers and securities brokers in conjunction with their trading and settlement activity. Corporate banking services are offered primarily to middle market companies in the Northeast as well as small businesses in the local community. Specialized lending is both regional and national, with specialties that include cable television, security alarm monitoring, technology-based companies, publishing, law firms, non-profit institutions, broker/dealers and other financial institutions. In addition, State Street engages in asset-based finance, leasing and real estate and trade finance transactions. Trade finance includes letters of credit, collection, payment and other specialized services for importers and exporters.

                  CERTAIN REGULATORY AND OTHER CONSIDERATIONS

     State Street's principal asset and source of cash revenues is its investment in State Street Bank. As a bank holding company, State Street is a legal entity separate and distinct from State Street Bank and its non-bank subsidiaries and is subject to supervision and examination by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). State Street's principal source of cash revenues is cash dividends paid by State Street Bank and, consequently, its ability to satisfy its financial obligations, including the payment of interest or dividends on the Securities, is dependent upon State Street Bank's ability to pay cash dividends or make other distributions to State Street.

Dividends and Transfers of Funds

     Payment of dividends to State Street by State Street Bank is subject to legal restrictions imposed by the Federal Reserve Act and Massachusetts banking law. Future dividend payments to State Street from State Street Bank cannot be determined at this time.

     Under the Federal Reserve Act, the approval of the Federal Reserve Board would be required if dividends declared by State Street Bank in any year were to exceed the total of its net profits for that year combined with retained net profits for the preceding two years, less any required transfers to surplus. In addition, the Federal Reserve Board is empowered to prohibit State Street Bank from paying a dividend to State Street if it determined that the payment would constitute an unsafe or unsound banking practice. The Federal Reserve Board has indicated that, generally, dividends should be paid by banks only to the extent of earnings from continuing operations. The payment of dividends by State Street and State Street Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

     Payment of dividends by State Street Bank is subject to provisions of the Massachusetts banking law which provide that dividends may be paid out of net profits provided (i) capital stock and surplus remain unimpaired, (ii) dividend and retirement fund requirements of any preferred stock have been met, (iii) surplus equals or exceeds capital stock, and (iv) there are deducted from net profits any losses and bad debts, as defined, in excess of reserves specifically established therefor.

     Under applicable federal and state law restrictions, at December 31, 1995, State Street Bank could have declared and paid dividends of $426,266,000 without regulatory approval.

     The right of State Street to participate as a stockholder in any distribution of assets of State Street Bank or any other subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims by creditors of the subsidiary, including, in the case of State Street Bank, obligations for federal funds purchased and securities sold under repurchase agreements, as well as deposit liabilities. The Indentures under which the Debt Securities are to be issued do not limit the amount of debt which State Street Bank or any other subsidiary may incur.

     State Street and its non-bank subsidiaries are affiliates of State Street Bank under the federal banking laws, which impose certain restrictions on transfers of funds in the form of loans, extensions of credit, investments or asset purchases by State Street Bank to State Street and its non-bank subsidiaries. Transfers of this kind to State Street and its non-bank subsidiaries by State Street Bank are limited to 10% of State Street Bank's capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements.

     Federal Reserve Board regulations require a bank holding company to act as a source of financial and managerial strength to its subsidiary banks. Under this regulation, State Street may be required to commit resources to its subsidiary bank in circumstances where it might not do so absent such regulation. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority payment.


Capital Adequacy

     The Federal Reserve Board has established risk-based capital guidelines for bank holding companies and banks that require minimum ratios of capital to risk-weighted assets and certain off-balance sheet credit exposure. The Federal Reserve Board also maintains a leverage ratio guideline that is a measure of capital to total average balance sheet assets.

     The minimum ratio of qualifying total capital ("Total Capital") to risk-weighted assets (including certain off-balance sheet items) is 8%. At least half of the Total Capital is to be comprised of common stock, retained earnings, noncumulative perpetual preferred stock, minority interests, and, for bank holding companies, a limited amount of qualifying cumulative perpetual preferred stock, less certain intangibles including goodwill ("Tier 1 capital"). The remainder may consist of other preferred stock, certain other instruments, and limited amounts of subordinated debt and the loan and lease loss allowance.

     In addition, the Federal Reserve Board has established minimum Leverage Ratio (Tier 1 capital to average total assets) guidelines for bank holding companies and banks. The guidelines provide for a minimum Leverage Ratio of 3% for bank holding companies and banks that meet certain specified criteria, including having the highest regulatory rating. All other banking organizations are required to maintain a Leverage Ratio of at least 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that banking organizations experiencing significant internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "Tangible Tier 1 Leverage Ratio" in evaluating proposals for expansion or new activities. The Tangible Tier 1 Leverage Ratio is the ratio of Tier 1 capital, less intangibles not deducted from Tier 1 capital, to average total assets.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act ("FDIA") and made revisions to several other federal banking statutes. State Street Bank is subject to the provisions of FDICIA.

     Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation. Under applicable regulations, an FDIC-insured bank is defined to be well capitalized if it maintains a Leverage Ratio of at least 5%, a Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is generally considered to be adequately capitalized if it is not defined to be well capitalized but meets all of its minimum capital requirements, i.e., if it has a Total Capital Ratio of 8% or greater, a Tier 1 Capital Ratio of 4% or greater and a Leverage Ratio of 4% or greater (or a Leverage Ratio of 3% or greater if the institution is rated composite 1 under the regulatory rating system). A bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it maintains a level of tangible equity capital equal to or less than 2% of total assets. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating. The capital-based prompt corrective action provisions of FDICIA and the implementing regulations apply to insured depository institutions and are not directly applicable to holding companies that control such banks. However, the Federal Reserve Board has indicated that, in regulating bank holding companies it will take appropriate action at the holding company level based on an assessment of the effectiveness of supervisory actions imposed upon subsidiary depository institutions pursuant to such provisions and regulations. At December 31, 1995, State Street Bank's Total Capital, Tier 1 Capital, and Leverage Ratios were 13.4%, 13.1% and 5.2%,
respectively.   While other factors in addition to capital ratios determine an institution's capital category, State Street Bank's capital ratios were within the "well-capitalized" category at December 31, 1995.

     FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution is subject to growth limitations and is required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for an undercapitalized depository institution's capital restoration plan to be acceptable, its holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it became undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. In the event of the parent holding company's bankruptcy, such guarantee would take priority over the parent's general unsecured creditors. If a depository institutions fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondence banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.


Proposed Legislation

     Various bills have been introduced into the United States Congress that would repeal, in some respects, the provisions of the Glass-Steagall Act prohibiting certain banking organizations from engaging in certain securities activities and the provisions of the BHCA prohibiting affiliations between banking organizations and nonbanking organizations. State Street cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon its financial condition or results of operations.

     Other proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such changes and the impact such changes might have on State Street and its subsidiaries, however, cannot be determined at this time.

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges for State Street for each of the five years in the five-year period ended December 31, 1995. For purposes of computing these ratios, earnings represent net income, plus total taxes based on income, plus fixed charges. Fixed charges include interest expense (ratios are presented both excluding and including interest on deposits), the estimated interest component of net rental expense and amortization of debt expense.

     During the periods indicated below, no shares of preferred stock of State Street were outstanding, and, therefore, the consolidated ratios of earnings to fixed charges and preferred stock dividends would be identical to the ratios set forth below.


                Consolidated Ratios of Earnings to Fixed Charges


                                      Years ended December 31,
                                      ------------------------

                                  1995   1994   1993   1992   1991
                                  -----  -----  -----  -----  -----
Including interest on deposits..  1.41x  1.63x  1.74x  1.60x  1.49x
Excluding interest on deposits..  1.75x  2.29x  2.59x  2.43x  2.31x

                            SELECTED FINANCIAL DATA

    The following table presents summary consolidated financial data which is qualified in its entirety by the detailed information and financial statements included in the documents incorporated by reference under "Incorporation of Certain Documents by Reference."

(Dollars in millions,
except per share data)                             1995       1994       1993       1992       1991
Operating Results
Fee Revenue....................................  $1,119.1   $1,017.3   $  865.6   $  743.5   $ 596.4
Gain on sale of credit card loan
   portfolio...................................                                                 56.2
Interest revenue -- taxable equivalent.........   1,371.5      961.3      751.3      770.7     803.7
Interest expense...............................     907.2      544.1      394.1      449.6     487.6
                                                 --------   --------   --------   --------   -------

Net interest revenue -- taxable
   equivalent..................................     464.3      417.2      357.2      321.1     316.1
Provision for loan losses......................       8.0       11.6       11.3       12.2      60.0
                                                 --------   --------   --------   --------   -------
   Total revenue...............................   1,575.4    1,422.9    1,211.5    1,052.4     908.7
Operating expenses.............................   1,174.0    1,057.8      898.7      766.3     646.6
                                                 --------   --------   --------   --------   -------
   Income before income taxes on a
     taxable equivalent basis..................     401.4      365.1      312.8      286.1     262.1
Income taxes...................................     119.4      119.7      101.7      100.7      89.8
Taxable equivalent adjustment..................      34.9       25.1       21.7       15.3      21.0
                                                 --------   --------   --------   --------   -------
  Net Income...................................  $  247.1   $  220.3   $  189.4   $  170.1   $ 151.3
                                                 ========   ========   ========   ========   =======

Per Share
Earnings:
   Primary.....................................  $   2.98   $   2.66   $   2.30   $   2.07   $  1.87
   Fully diluted...............................      2.95       2.64       2.28       2.04      1.83
Cash dividends declared........................       .68        .60        .52       .445      .385
Book value at year end.........................     19.27      16.22      14.68      12.83     11.11
Closing price..................................     45.00      28.63      37.50      43.75     32.13

Fully diluted shares outstanding...............    83,843     83,454     83,149     83,670    83,088

Annual Averages
Interest-earnings assets.......................  $ 23,120   $ 19,927   $ 16,885   $ 14,504   $10,680
Total assets...................................    26,182     22,795     18,927     16,255    12,194
Noninterest-bearing deposits...................     4,113      4,701      4,059      3,305     2,674
Foreign deposits...............................     8,470      7,392      4,954      3,955     2,648
Long-term debt.................................       127        128        122        146       146
Stockholders' equity...........................     1,483      1,284      1,125        970       844

Ratios
Return on equity...............................      16.7%      17.2%      16.8%      17.5%     17.9%
Return on assets...............................       .94        .97       1.00       1.05      1.24
Total risk-based capital.......................      14.5       14.2       13.1       15.0      16.7
Internal capital generation rate...............      12.9       13.3       13.1       13.8      14.3
Leverage.......................................       5.6        5.6        5.5        6.1       6.5

Employees at year end..........................    11,324     11,528     10,445      9,698     8,670

 . In 1995 State Street acquired Investors Fiduciary Trust Company in a transaction accounted for as a pooling of interests. All prior period information has been restated to reflect this acquisition.

 . Results for 1991 include a non-recurring gain on sale of the credit card loan portfolio, which increased net income $32.6 million, equal to $.41 primary and $.40 fully diluted per share.

 . Per share amounts for 1991 have been restated to reflect a two-for-one stock split distributed in 1992.

                                 USE OF PROCEEDS

     The net proceeds from the sale of any Offered Securities will be used for the purposes specified in the corresponding Prospectus Supplement, which may include, but are not limited to, being added to State Street's general funds and being used for general corporate purposes, including investments in the capital of or extensions of credit to State Street Bank and the repayment or refinancing of long and short-term debt. Pending such use, the proceeds may be temporarily invested in short-term securities. State Street expects that it will engage from time to time in additional financings of a character and in an amount to be determined.

                        DESCRIPTION OF DEBT SECURITIES

     The Senior Debt Securities are to be issued under an Indenture, dated as of August 2, 1993 (the "Senior Indenture"), between State Street and Fleet National Bank of Massachusetts, as successor Trustee. The Subordinated Debt Securities are to be issued under a second Indenture (the "Subordinated Indenture") that is expected to be entered into between State Street and Fleet National Bank of Massachusetts, as Trustee. The form of the Subordinated Indenture has been filed with the Commission as an exhibit to the Registration Statement and the Senior Indenture has been filed with the Commission as Exhibit 4 to State Street's Current Report on Form 8-K dated October 8, 1993. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." Fleet National Bank of Massachusetts is hereinafter referred to as the "Senior Trustee" when referring to it in its capacity as trustee under the Senior Indenture, as the "Subordinated Trustee" when referring to it in its capacity as trustee under the Subordinated Indenture, and as the "Trustee" when referring to it in its capacity as trustee under both of the Indentures. The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Article and Section references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Applicable Indenture.

     The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any specific series of Securities offered by any Prospectus Supplement (the "Applicable Prospectus Supplement") will be described in such Prospectus Supplement.

General

     The Indentures do not limit the amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured obligations of State Street.

     Unless otherwise indicated in the Applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the office or agency of State Street maintained for such purpose, except that, at the option of State Street, interest may be paid by mailing a check to the address of the Person entitled thereto as it appears on the register for the Debt Securities. (Sections 305 and 307) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but State Street may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     The Applicable Prospectus Supplement will describe the following terms of the Debt Securities offered thereby, to the extent applicable: (1) the title of the Debt Securities; (2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) any limit on the aggregate principal amount of the Debt Securities; (4) the date or dates on which the Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) per annum at which the Debt Securities will bear interest, if any, and the date or dates from which such interest, if any, will accrue; (6) the dates on which such interest, if any, on the Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (7) any mandatory or optional sinking funds or analogous provisions; (8) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision; (9) the obligation of State Street, if any, to redeem or repurchase the Debt Securities at the option of the Holder; (10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Debt Securities will be issuable; (11) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities that will be payable upon the declaration of acceleration of the Maturity thereof; (12) if other than U.S. dollars, the currency of payment of principal of and any premium and interest on the Debt Securities; (13) any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities; (14) the applicability of the provisions described under Defeasance with respect to the Debt Securities; (15) if the Debt Securities will be issuable only in the form of a Global Security, the Depositary or its nominee with respect to the Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a Person other than the Depository or its nominee; (16) the person to whom any interest on the Debt Securities of the series shall be payable if other than the person in whose name the Debt Securities is registered at the close of business on the Regular Record Date for such interest; (17) the place or places where the principal of and any premium and interest on any Debt Securities of the series shall be payable; (18) if the principal of or any premium or interest on any Debt Securities of the series is to be payable, at the election of State Street or the Holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which the principal of or any premium or interest on such Debt Securities as to which such election is made shall be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined); (19) if the principal amount payable at the Stated Maturity of any Debt Securities of the series will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which shall be deemed to be the principal amount of such Debt Securities as of any such date, including the principal amount thereof which shall be due and payable upon any Maturity other than the Stated Maturity or which shall be deemed to be Outstanding as of any date prior to the Stated Maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); (20) any addition to or change in the Events of Default which applies to any Debt Securities of the series and any change in the right of the Trustee or the requisite Holders of such Debt Securities to declare the principal amount thereof due and payable; (21) any addition to or change in the covenants which applies to Debt Securities of the series; and (22) any other terms of the Debt Securities. (Section 301)

     Both Senior Debt Securities and Subordinated Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Securities will be described in the Applicable Prospectus Supplement.

     Both Indentures provide that without the consent of any Holders, State Street and the Trustee may enter into one or more supplemental indentures for certain purposes, including (1) to add to the covenants of State Street for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon State Street in the Indentures and (2) to add any additional Events of Default, in the case of the Senior Indenture, and Events of Default or Defaults, in the case of the Subordinated Indenture. (Section 901)

     In the event any sinking fund is established for the retirement of Debt Securities of any series, State Street may satisfy all or any part of the sinking fund payments with Debt Securities of such series under certain circumstances and to the extent provided for by the terms of such Debt Securities. (Section 1202)

     Unless otherwise indicated in the Applicable Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities will not afford Holders protection in the event of a sudden decline in the creditworthiness of State Street that might result from a recapitalization, restructuring, or other highly leveraged transaction.

Subordination of Subordinated Debt Securities

     Unless otherwise indicated in the Applicable Prospectus Supplement, the following provisions shall apply to the Subordinated Debt Securities.

     The payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. In certain events of insolvency, the payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be subordinated in right of payment to the prior payment in full of all Other Financial Obligations. (Section 1415) Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of State Street, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Debt Securities. (Section 1402) If upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities ("Excess Proceeds") and if, at such time, any Entitled Persons in respect of Other Financial Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. (Section 1415) In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment of the principal of, premium, if any, or interest on the Subordinated Debt Securities. (Section 1402) Accordingly, in case of such an acceleration, all Senior Indebtedness would have to be repaid before any payment could be made in respect of the Subordinated Debt Securities. No payments on account of principal, premium, if any, or interest in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness, or if any judicial proceeding shall be pending with respect to any such default. (Section 1402)

     By reason of such subordination, in the event of the insolvency of State Street, creditors of State Street who are not holders of Senior Indebtedness or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Subordinated Debt Securities. By reason of the obligation of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations, in the event of the insolvency of State Street, holders of Existing Subordinated Indebtedness (as defined in the Subordinated Indenture) may recover less, ratably, than Entitled Persons in respect of Other Financial Obligations and may recover more, ratably, than the Holders of Subordinated Debt Securities. State Street's obligations under the Subordinated Debt Securities shall rank pari passu in right of payment with each other and with the Existing Subordinated Indebtedness, subject to the obligations of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Subordinated Indenture. (Section 301)

     The Subordinated Indenture permits, at any time, the modification or elimination of the rights of Entitled Persons in respect of Other Financial Obligations described above without the consent of any Entitled Persons in respect of Other Financial Obligations. (Section 907)

     "Senior Indebtedness" is defined in the Subordinated Indenture to mean the principal of and premium, if any, and interest on (1) indebtedness of State Street (other than the Subordinated Debt Securities) whether or not secured and whether incurred previously or subsequent to the date of execution of the Subordinated Indenture (A) for borrowed money, or (B) incurred in connection with the acquisition by State Street of assets other than in the ordinary course of business, in each case described in clause (A) or (B) for the payment of which State Street (or any corporation or person which becomes a successor to State Street pursuant to the terms of the Subordinated Indenture described below under the heading "Consolidation, Merger and Sale of Assets") is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire or otherwise, unless in the terms of the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is specifically provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities or ranks pari passu with the Subordinated Debt Securities and (2) renewals, extensions or deferrals of any such indebtedness. (Section 101)

     "Existing Subordinated Indebtedness" is defined in the Subordinated Indenture as State Street's 7.75% Convertible Subordinated Debentures. (Section 101)

     "Other Financial Obligations" is defined in the Subordinated Indenture as, unless otherwise determined with respect to any series of Securities pursuant to terms described in the Applicable Prospectus Supplement, (a) obligations of State Street under direct credit substitutes, (b) obligations and guaranties of State Street for purchased money or funds, (c) any deferred obligation of, or any direct or indirect guaranty of any such obligation by, State Street incurred in connection with the acquisition by State Street of assets, and (d) all obligations of State Street to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts and commodity option contracts and (iii) financial instruments similar to those set forth in (d)(i) and (ii); provided that Other Financial Obligations do not include (A) obligations on account of Senior Indebtedness and (B) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Debt Securities including Existing Subordinated Indebtedness. (Section 101)

     "Entitled Persons" is defined in the Subordinated Indenture as any person who is entitled to payment pursuant to the terms of Other Financial Obligations. (Section 101)

     The Subordinated Indenture will not limit the amount of other indebtedness, including Senior Indebtedness or Other Financial Obligations, that may be issued by State Street, State Street Bank or any of its other Subsidiaries. As of December 31, 1995, State Street had approximately $103 million of Senior Indebtedness outstanding and no Other Financial Obligations outstanding.

Global Securities

     The Offered Securities of a series that are Debt Securities may be issued in whole or in part in the form of one or more fully registered global Offered Securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Applicable Prospectus Supplement. Unless and until it is exchanged in whole or in part for Offered Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor or in the manner provided in the final paragraph under this heading.

     The specific terms of the depositary arrangement with respect to any Offered Securities will be described in the Applicable Prospectus Supplement. State Street anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Offered Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("participants"). The accounts to be credited shall be designated by the underwriters or agents participating in the distribution of such Offered Securities or by State Street, if such Offered Securities are offered and sold directly by State Street. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

     So long as the Depository for a Global Security, or its nominee, is the holder of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Offered Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Offered Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Offered Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository for such Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. State Street understands that under existing industry practices, if State Street requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depository for such Global Security would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of or premium, if any, and interest, if any, on Offered Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Offered Securities. None of State Street, the Trustee for such Offered Securities, or any paying agent for such Offered Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Offered Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     State Street expects that the Depository for any Offered Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. State Street also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     No Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depository for such Global Security or a nominee thereof unless (a) such Depository (i) has notified State Street that it is unwilling or unable to continue as Depository for such Global Security or (ii) has ceased to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default or a Default, as the case may be, with respect to such Global Security or (c) there shall exist such circumstances, if any, in addition to or in lieu of the foregoing as have been specified for this purpose as contemplated by the Indentures. (Section 305)

Limitation Upon Disposition of Voting Stock or Assets of State Street Bank

     The Senior Indenture contains a covenant by State Street that, so long as any of the Senior Debt Securities are outstanding, it will not sell, assign, transfer, grant a security interest in or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of State Street Bank or of any Subsidiary which owns Voting Stock of State Street Bank, nor will it permit State Street Bank to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of State Street Bank (except for mergers, consolidations or combinations of State Street with State Street Bank or in conjunction with a merger of State Street and State Street Bank with a third corporation) or to sell, lease or otherwise dispose of all or substantially all of its property, assets and business, unless (a) any sale, assignment, transfer, grant of a security interest, lease or other disposition is made for fair market value, as determined by the Board of Directors of State Street and (b) in the case of any such sale, assignment, transfer, grant of a security interest or other disposition of shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of State Street Bank or of any such Subsidiary, State Street will own at least 80% of the issued and outstanding Voting Stock of State Street Bank free and clear of any security interest after giving effect to such transaction. (Section 1008)

     The Subordinated Indenture does not contain a similar restriction on State Street's ability to engage in or permit such transactions to occur.

Events of Default

The Senior Indenture

     The Senior Indenture (with respect to any series of Senior Debt Securities) defines an Event of Default as any one of the following events: (a) default in the payment of any interest upon any Senior Security when it becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of (or premium, if any, on) any Senior Security at its Maturity; (c) failure to deposit any sinking fund payment when due; (d) failure to perform any other covenants or warranties of State Street in the Senior Indenture (other than a covenant or warranty included in the Senior Indenture solely for the benefit of a series of Senior Debt Securities thereunder other than that series) continued for a period of 60 days after the holders of at least 10% in principal amount of the Outstanding Senior Debt Securities have given written notice as provided in the Senior Indenture; (e) acceleration of any indebtedness for borrowed money in an aggregate principal amount exceeding $20,000,000 of State Street or of State Street Bank, if such acceleration is not annulled within 30 days after written notice as provided in the Senior Indenture; (f) certain events in bankruptcy, insolvency or reorganization of State Street or State Street Bank; and (g) any other Event of Default provided with respect to Senior Debt Securities of that series. (Section
501)

     If an Event of Default with respect to the Senior Debt Securities of any series at the time Outstanding occurs and is continuing, either the Senior Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series may, by notice, declare the principal amount (or, if the Senior Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Senior Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Senior Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

The Subordinated Indenture

     The Subordinated Indenture defines an Event of Default (with respect to any series of Subordinated Debt Securities) as certain events involving the bankruptcy, insolvency or reorganization of State Street. (Section 501) If an Event of Default with respect to Subordinated Debt Securities of any series at the time Outstanding occurs and is continuing, either the Subordinated Trustee or the Holders of not less than 25% in principal amount of the Outstanding Subordinated Debt Securities of that series may declare the principal amount (or, if the Subordinated Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Subordinated Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Subordinated Debt Securities of any series has been made, but before a judgment or decree based on the acceleration has been obtained, Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

     Rights of acceleration are limited to circumstances involving an Event of Default. The Subordinated Indenture does not provide for any right of acceleration of the payment of principal of a series of Subordinated Debt Securities upon a default in the payment of principal, premium, if any, or interest or in the performance of any covenant or agreement in the Subordinated Debt Securities of the particular series or in the Subordinated Indenture.

     The Subordinated Indenture defines a Default as any one of the following events: (a) an Event of Default; (b) default in the payment of any interest on any Subordinated Security when such interest becomes due and payable and such default continues for a period of 30 days or in the payment of the principal of (or premium, if any, on) any Subordinated Security at its Maturity (whether or not payment is prohibited by the subordination provisions); (c) failure to deposit any sinking fund payment when due (whether or not payment is prohibited by the subordination provisions); (d) failure to perform any other covenants or warranties of State Street in the Subordinated Indenture (other than a covenant or warranty included in the Subordinated Indenture solely for the benefit of a series of Subordinated Debt Securities thereunder other than that series) continued for a period of 60 days after the holders of at least 10% in principal amount of the Outstanding Subordinated Debt Securities have given written notice as provided in the Subordinated Indenture; (e) acceleration of any indebtedness for borrowed money in an aggregate principal amount exceeding $20,000,000 of State Street or of State Street Bank, if such acceleration is not annulled within 30 days after written notice as provided in the Subordinated Indenture; (f) certain events in bankruptcy, insolvency or reorganization of State Street or State Street Bank; and (g) any other Default provided with respect to Securities of that series. (Section 503) In case a Default shall occur and be continuing, the Subordinated Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Subordinated Debt Securities to the payment of due and unpaid principal and interest or the performance of such covenant or agreement by appropriate judicial proceedings as the Subordinated Trustee deems most effectual, including proceedings seeking the payment by State Street of money damages for the breach by State Street of its obligations and the execution upon any judgment entered against State Street. Unless such a Default involved an Event of Default, the Subordinated Trustee would have no rights of acceleration.

Both Indentures

     Both Indentures provide that, subject to the duty of the Trustee during default to act with the required standard of care set forth therein, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in aggregate principal amount of Outstanding Senior Debt Securities or Outstanding Subordinated Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee and Subordinated Trustee, respectively, or exercising any trust or power conferred on the Senior Trustee and Subordinated Trustee, respectively. (Section 512)

     No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee under the Applicable Indenture written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series shall have made written request, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and such Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of, premium, if any, or interest, if any, on such Debt Security on or after the respective due dates expressed in such Debt Security.
(Section 508)

     State Street is required to furnish to the Trustee annually a statement as to the performance by State Street of certain of its obligations under the Indentures and as to any default in such performance. (Section 704)

Modification and Waiver

     Modifications and amendments of each of the Senior Indenture and the Subordinated Indenture may be made by State Street and the Trustee under the Applicable Indenture with the consent of the Holders of not less than two-thirds in aggregate principal amount of the Debt Securities of each series issued under such Indenture and affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby, (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (2) reduce the principal amount of or the premium, if any, or (unless otherwise provided in the Applicable Prospectus Supplement) interest on, any Debt Security (including in the case of any discounted Debt Security the amount payable upon acceleration of the maturity thereof); (3) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (5) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities; or (6) reduce the percentage in principal amount of Debt Securities, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults.
(Section 902)

     The Holders of at least two-thirds in aggregate principal amount of the Senior Debt Securities or Subordinated Debt Securities may, on behalf of all Holders of the Senior Debt Securities or Subordinated Debt Securities, respectively, waive compliance by State Street with certain restrictive provisions of the Applicable Indenture. (Senior Indenture Section 1009; Subordinated Indenture Section 1008) The effect of any such waiver would be to excuse State Street from complying with such provisions which may include certain covenants for the benefit of Holders. The Holders of a majority in aggregate principal amount of the Senior Debt Securities or the Subordinated Debt Securities may, on behalf of all Holders of the Senior Debt Securities or the Subordinated Debt Securities, respectively, waive any past default under the Applicable Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Section 513)

Consolidation, Merger and Sale of Assets

     State Street, without the consent of the Holders of any of the Debt Securities under the Indentures, may consolidate with or merge into any other corporation, may transfer or lease its assets substantially as an entirety to any Person, or may acquire or lease the assets of any Person substantially as an entirety, or may permit any Person to merge into or consolidate with State Street, provided that: (1) any successor or purchaser is a corporation organized under the laws of any domestic jurisdiction; (2) any such successor or purchaser assumes State Street's obligations on such Debt Securities and under the Indentures; (3) after giving effect to the transaction no Event of Default in the case of Senior Debt Securities and no Default in the case of Subordinated Debt Securities, and no event that, after notice or lapse of time, would become an Event of Default or Default, as the case may be, shall have occurred and be continuing; and (4) certain other conditions are met. (Section 801)

Defeasance

     The Indentures provide that State Street, at State Street's option, will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer of or to exchange Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and hold moneys for payment in trust) if State Street deposits, in trust, with the Trustee money or U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of, premium, if any, and interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of the Debt Securities of such series. Such a trust may be established only if, among other things, (i) no Event of Default under the Senior Indenture or Default under the Subordinated Indenture or event which with the giving of notice or lapse of time, or both, would become such an Event of Default under the Senior Indenture or Default under the Subordinated Indenture shall have occurred and be continuing on the date of such deposit, (ii) such deposit will not result in a breach or violation of any agreement or instrument to which State Street is a party and (iii) State Street shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred. (Senior Indenture Sections 1302 and 1304)

Concerning the Trustee

     Fleet National Bank of Massachusetts is the Trustee under both the Senior Indenture and the Subordinated Indenture. State Street and certain of its subsidiaries, including State Street Bank, conduct banking transactions with Fleet National Bank of Massachusetts and its affiliates, including Fleet Bank, N.A., in the ordinary course of business.

                        DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. If so indicated in the Prospectus Supplement, the terms of any series of Preferred Stock may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to State Street's Articles of Organization, including the definitions therein of certain terms, and the certificate of designation (each a "Certificate of Designation") relating to each series of the Preferred Stock that will be filed with the Commission at or prior to the time of the issuance of such series of the Preferred Stock. State Street's Articles of Organization have been filed as Exhibit 3.1 to State Street's Annual Report on Form 10-K for the year ended December 31, 1995 and are incorporated by reference thereto into the Registration Statement of which this Prospectus is part.

General

     Under State Street's Articles of Organization, State Street is authorized, without further stockholder action, to issue up to 3,500,000 shares of Preferred Stock, without par value, in one or more series, with such designations, voting powers, preferences and relative limitations or restrictions thereon, as may be stated or expressed in resolutions providing for the creation and issuance thereof adopted by the Board of Directors of State Street. Thus, without stockholder approval, the Board of Directors could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Common Stock. No Preferred Stock is currently outstanding.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below, unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered hereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate or rates (or method or methods of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions;
(vi) any conversion provisions; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights in connection therewith. Unless otherwise provided in the applicable Prospectus Supplement, each series of the Preferred Stock will rank on a parity as to the payment of dividends and amounts upon dissolution, liquidation or winding up of State Street. The rights of the holders of shares of each series of the Preferred Stock will be subordinate to those of State Street's general creditors.

Rank

     Any series of the Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution rank (i) senior to all classes of common stock of State Street and with all equity securities issued by State Street, the terms of which specifically provide that such equity securities will rank junior to the Preferred Stock (collectively referred to as the "Junior Stock"); (ii) on a parity with all equity securities issued by State Street, the terms of which specifically provide that such equity securities will rank on a parity with the Preferred Stock (collectively referred to as the "Parity Securities"); and (iii) junior to all equity securities issued by State Street, the terms of which specifically provide that such equity securities will rank senior to the Preferred Stock (collectively referred to as the "Senior Debt Securities"). All shares of Preferred Stock, will, regardless of series, be of equal rank. As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

Dividend Rights

     Holders of each series of the Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of State Street, out of funds of State Street legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of State Street on such record dates, fixed by the Board of Directors of State Street, as specified in the Prospectus Supplement relating to such series of the Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of State Street fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and State Street will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which State Street initially issues shares of such series or such other dates as may be set forth in the applicable Prospectus Supplement.

     Unless otherwise specified in the Applicable Prospectus Supplement, so long as the shares of any series of the Preferred Stock are outstanding, unless (i) full dividends (including, if such Preferred Stock is cumulative, dividends for prior dividend periods) have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series (other than Junior Stock) and (ii) State Street is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series (other than Junior Stock), State Street may not declare any dividends on any shares of Junior Stock, or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of State Street, other than Junior Stock that is neither convertible into, nor exchangeable or exercisable for, any securities of State Street other than Junior Stock and other than as a result of the reclassification of Junior Stock.

Liquidation Preference

     Unless otherwise specified in the Applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of State Street, whether voluntary or involuntary, the holders of a series of Preferred Stock will be entitled to receive out of the assets of State Street available for distribution to stockholders, before any distribution of assets is made to the holders of Junior Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of State Street, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of State Street (including any other series of the Preferred Stock) ranking as to the payment of amounts upon the dissolution, liquidation or winding up of State Street on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of State Street will share ratably in any such distribution of assets of State Street in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by State Street.

Redemption

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of State Street with prior Federal Reserve Board approval, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by State Street will be restored to the status of authorized but unissued shares of preferred stock of State Street.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by State Street or by any other method as may be determined by State Street in its sole discretion to be equitable. From and after the redemption date (unless default is made by State Street in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any) dividends will cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) will cease.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of State Street ranking on a parity as to payment of dividends and amounts upon the liquidation, dissolution or winding up of State Street with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of State Street will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and State Street will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Conversion Rights

     Shares of Preferred Stock of any series offered hereunder may not be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock but may be exchanged for or converted (mandatorily or otherwise) into shares of another series of Preferred Stock.

Exchangeablity

     The holders of shares of Preferred Stock of any series may be obligated at any time or at maturity to exchange such shares for debt securities of State Street. The terms of any such exchange and any such debt securities will be described in the Prospectus Supplement relating to such series of Preferred Stock.

Voting Rights

     Except as indicated in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable Massachusetts law or in State Street's Articles of Organization, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     Under regulations adopted by the Federal Reserve Board, if the holders of shares of any series of Preferred Stock of State Street become entitled to vote for the election of directors, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a "controlling influence" over State Street) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

Transfer Agent and Registrar

     Unless otherwise indicated in a Prospectus Supplement relating thereto, State Street Bank and Trust Company will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock.

                              PLAN OF DISTRIBUTION

     State Street may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. If one or more underwriters are utilized in the sale of Securities, State Street will execute an underwriting agreement with such underwriters setting forth, among other things, certain terms of the sale and offering.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from State Street or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from State Street and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent with respect to any Offered Securities will be identified, and any such compensation received from State Street will be described, in the corresponding Prospectus Supplement.

     Under agreements which may be entered into by State Street, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by State Street against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, State Street will authorize underwriters or other persons acting as State Street's agents to solicit offers by certain institutions to purchase the Offered Securities from State Street pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by State Street. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, State Street in the ordinary course of business.

                             VALIDITY OF SECURITIES

     The validity of the Securities will be passed upon for State Street by Ropes & Gray, Boston, Massachusetts and for any underwriters, dealers or agents by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell may rely as to all matters of Massachusetts law on the opinion of Ropes & Gray. Ropes & Gray may rely as to all matters of New York law on the opinion of Sullivan & Cromwell. Truman S. Casner, a director of State Street, is a partner of Ropes & Gray. Mr. Casner owns beneficially a total of 5,716 shares of Common Stock of State Street. In addition, a total of 600 shares of Common Stock of State Street were owned beneficially by Ropes & Gray attorneys participating in the matter.

                                    EXPERTS

     The consolidated financial statements of State Street at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in State Street's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution*


          Registration fee.................  $120,689.65
          Rating agency fees...............    85,000.00
          Printing and engraving expenses..    20,000.00
          Fees and expenses of Trustee.....     7,500.00
          Accounting fees and expenses.....    55,000.00
          Legal fees and expenses..........   110,000.00
          Blue sky fees and expenses.......    17,500.00
          Miscellaneous....................    10,000.00
                                             -----------
               Total.......................  $425,689.65
                                             ===========

__________

*  All amounts except the Registration Fee are estimated.


Item 15.   Indemnification of Directors and Officers

     Section 67 of Chapter 156B of the General Laws of Massachusetts provides that to the extent specified in or authorized by the articles of organization, a by-law adopted by shareholders or a vote adopted by the holders of the majority of shares of stock entitled to vote on the election of directors, a corporation can indemnify directors, officers, employees and other agents of the corporation (and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan) except as to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action was in the best interest of the corporation.

     The Articles of Organization of State Street (Article 6) provide the following:

          The corporation shall to the fullest extent legally permissible indemnify each person who is or was a director, officer, employee or other agent of the corporation and each person who is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall not have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of such other organization shall be deemed so to have acted in good faith with respect to the corporation) or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan. Expenses, including but not limited to counsel fees and disbursements, so incurred by any such person in defending any such action, suit or proceeding, shall be paid from time to time by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder.

          If, in an action, suit or proceeding brought by or in the name of the corporation, a director of the corporation is held not liable for monetary damages, whether because that director is relieved of personal liability under the provisions of this Article Six of the Articles of Organization, or otherwise, that director shall be deemed to have met the standard of conduct set forth above and to be entitled to indemnification for expenses reasonably incurred in the defense of such action, suit or proceeding.

          As to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested person, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such director, officer, employee, agent or trustee of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

          The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent or trustee may be entitled or which may lawfully be granted to him. As used herein, the terms "director", "officer", "employee", "agent" and "trustee" include their respective executors, administrators and other legal representatives, an "interested" person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a "disinterested" person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

          By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance, in such amounts as the board of directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

          A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided, however, that this paragraph of Article Six shall not eliminate the liability of a director to the extent such liability is imposed by applicable law (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for paying a dividend, approving a stock repurchase or making loans which are illegal under certain provisions of Massachusetts law, as the same exists or hereafter may be amended. If Massachusetts law is hereafter amended to authorize the further limitation of the legal liability of the directors of this corporation, the liability of the directors shall then be deemed to be limited to the fullest extent then permitted by Massachusetts law as so amended. Any repeal or modification of this paragraph of this Article Six which may hereafter be effected by the stockholders of this corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director for acts or omissions prior to such repeal or modification.

In addition, State Street maintains a directors' and officers' liability insurance policy.


Item 16.  Exhibits

      Exhibit No.                  Description
      -----------                  -----------

         1                  --     Form of Underwriting Agreement.
         4.1                --     Restated Articles of Organization as
                                   amended (filed with the Securities
                                   and Exchange Commission as Exhibit 3.1 to
                                   Registrant's Annual Report on Form 10-K for
                                   the year ended December 31, 1995 and
                                   incorporated by reference).
         4.2                --     By-laws as amended (filed with the Securities
                                   and Exchange Commission as Exhibit 3.2 to
                                   Registrant's Annual Report on Form 10-K for
                                   the year ended December 31, 1991 and
                                   incorporated by reference).
         4.3                --     Indenture dated as of August 2, 1993 between
                                   State Street Boston Corporation and The First
                                   National Bank of Boston, as Trustee
                                   (incorporated by reference to Registrant's
                                   Current Report on Form 8-K dated October 8,
                                   1993).
         4.4                --     Form of Indenture between State Street Boston
                                   Corporation and Fleet National Bank of
                                   Massachusetts, as Trustee, regarding
                                   Subordinated Securities.
         4.5                --     Instrument of resignation, appointment and
                                   acceptance dated as of February 14, 1996 between State Street Boston Corporation, the First National Bank of Boston (resigning trustee) and Fleet National Bank of Massachusetts (successor trustee)
                                   (incorporated by reference to Registrant's
                                   Annual Report on Form

                                   10-K for the year ended December 31, 1995).
         5                  --     Opinion of Ropes & Gray.
        12                  --     Statement regarding computation of ratios of
                                   earnings to fixed charges.
        23.1                --     Consent of Ernst & Young LLP.
        23.2                --     Consent of Ropes & Gray
                                   (contained in Exhibit 5).
        24                  --     Power of Attorney (contained in
                                   Part II hereof under "Signatures and
                                   Power of Attorney").
        25                  --     Statement of Eligibility and
                                   Qualification of Trustee on Form T-
                                   1.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range, if any, may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 1st day of April, 1996.


                                       STATE STREET BOSTON CORPORATION


                                       By      /s/Rex S. Schuettte
                                         -----------------------------------
                                         REX S. SCHUETTE
                                         Senior Vice President and Comptroller

                                ________________

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on March 21, 1996.

     We, the undersigned directors of State Street Boston Corporation, hereby severally constitute and appoint Ronald L. O'Kelley, John R. Towers and Rex S. Schuette, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as directors, any and all amendments or supplements to the Registration Statement on Form S-3 of State Street Boston Corporation, and generally to do all such things in our name and on our behalf in our capacities as directors to enable State Street Boston Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be required by our said attorneys or any of them, to any and all said amendments.


     Signature                              Title
     ---------                              -----

/s/Marshall N. Carter                   Chairman and Chief Executive Officer
- --------------------------------------  (Principal Executive Officer)
MARSHALL N. CARTER

/s/Ronald L. O'Kelley                   Executive Vice President and Chief
- --------------------------------------  Financial Officer (Principal
RONALD L. O'KELLEY                      Financial Officer)

/s/Rex S. Schuette                      Senior Vice President and Comptroller
- --------------------------------------  (Principal Accounting Officer)
REX S. SCHUETTE

/s/Tenley E. Albright                   Director
- --------------------------------------
TENLEY E. ALBRIGHT

/s/Joseph A. Baute                      Director
- --------------------------------------
JOSEPH A. BAUTE

/s/I. MacAllister Booth                 Director
- --------------------------------------
I. MACALLISTER BOOTH

/s/James I. Cash                        Director
- --------------------------------------
JAMES I. CASH

/s/Truman S. Casner                     Director
- --------------------------------------
TRUMAN S. CASNER

/s/Nader F. Darehshori                  Director
- --------------------------------------
NADER F. DAREHSHORI

/s/Arthur L. Goldstein                  Director
- --------------------------------------
ARTHUR L. GOLDSTEIN

/s/Charles F. Kaye                      Director
- --------------------------------------
CHARLES F. KAYE

/s/John M. Kucharski                    Director
- --------------------------------------
JOHN M. KUCHARSKI

/s/Charles R. Lamantia                  Director
- --------------------------------------
CHARLES R. LAMANTIA

/s/David B. Perini                      Director
- --------------------------------------
DAVID B. PERINI

/s/Dennis J. Picard                     Director
- --------------------------------------
DENNIS J. PICARD

/s/Alfred Poe                           Director
- --------------------------------------
ALFRED POE

/s/Bernard W. Reznicek                  Director
- --------------------------------------
BERNARD W. REZNICEK

/s/David A. Spina                       Director
- --------------------------------------
DAVID A. SPINA

/s/Robert E. Weissman                   Director
- --------------------------------------
ROBERT E. WEISSMAN